Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct Main Fax	212.407.4935 212.407.4000 212.407.4990

February 2, 2024

Phoenix Motor Inc.
1500 Lakeview Loop
Anaheim, CA

Ladies and Gentlemen:

We have acted as counsel to Phoenix Motor Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of 4,196,370 shares of common stock, $0.0004 par value per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-273252) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated July 26, 2023 contained in the Registration Statement (the “Base Prospectus”); and the prospectus supplement dated January 29, 2024 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Shares were issued pursuant to a Securities Purchase Agreement dated January 29, 2024 by and among the Company and the purchasers named therein (the “Purchase Agreement”). The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus and the Purchase Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that: (i) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement and the Prospectus; and (ii) the Shares will be issued in compliance with applicable federal and state securities laws.

Phoenix Motor Inc.

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions. While certain members of this firm are admitted to practice in certain jurisdictions other than New York, in rendering the foregoing opinions we have not examined the laws and we do not express any opinion herein concerning any laws other than the internal laws of the State of New York and the Delaware General Corporation Law or consulted with members of this firm who are admitted in any other jurisdictions other than New York with respect to the laws of any other jurisdiction. Accordingly, the opinions we express herein are limited to matters involving the internal laws of the State of New York and the Delaware General Corporation law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Act and to the reference to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Loeb & Loeb LLP